                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                               Olympic Steel, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68162K 10 6
                      -------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                                Page 1 of 5 Pages


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                                  SCHEDULE 13G

CUSIP No.  68162K 10 6                                 Page  2   of   5  Pages
                                                           ------  ------
-------------------------------------------------------------------------------
          1            NAME OF REPORTING PERSON
                       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Michael D. Siegal
-------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF         (a) / /
                       A GROUP*                                         (b) /X/

-------------------------------------------------------------------------------
          3            SEC USE ONLY

-------------------------------------------------------------------------------
          4            CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States

-------------------------------------------------------------------------------
      NUMBER OF            5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY                 1,583,500
      OWNED BY             ----------------------------------------------------
        EACH               6     SHARED VOTING POWER
      REPORTING
     PERSON WITH                 None
                           ----------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,583,500
                           ----------------------------------------------------

                           8     SHARED DISPOSITIVE POWER

                                 None
-------------------------------------------------------------------------------
          9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                       PERSON

                       1,583,500
-------------------------------------------------------------------------------
         10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                       CERTAIN SHARES*                                      / /

-------------------------------------------------------------------------------
         11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       14.8%
-------------------------------------------------------------------------------
         12            TYPE OF REPORTING PERSON*

                       IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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
Item 1.

         (a)      Issuer:                            Olympic Steel, Inc.
         (b)      Principal executive office:        5080 Richmond Road
                                                     Cleveland, Ohio 44146

Item 2.

         (a)      Person filing:                     Michael D. Siegal
         (b)      Principal business office:         5080 Richmond Road
                                                     Cleveland, Ohio 44146

         (c)      Citizenship:                       United States
         (d)      Class:                             Common Stock
         (e)      CUSIP:                             68162K 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable

Item 4.           Ownership.

         (a)      Amount beneficially owned as of December 31, 1996:

                                                     1,583,500 Common Shares

         (b)      Percent of class:                  14.8%

         (c)      (i)      Sole power to vote or direct vote:                  1,583,500

                  (ii)     Shared power to vote or direct vote:                     None

                  (iii)    Sole power to dispose or direct disposition:        1,583,500

                  (iv)     Shared power to dispose or direct disposition:           None

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable


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Item 7.           Identification and Classification of the Subsidiary Which
                  Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  January 29, 1997
                                  ------------------------------
                                  Date

                                  /s/ Michael D. Siegal
                                  ------------------------------
                                  Michael D. Siegal


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